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                  [Wachtell, Lipton, Rosen & Katz Letterhead]

                                                                     EXHIBIT 8.3

                                          February 5, 2001

Vivendi Universal
42, avenue de Friedland
75380 Paris Cedex 08
France

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form F-4 (the "Registration Statement") of Vivendi Universal, a french societe anonyme ("Vivendi Universal"), relating to the registration of ordinary shares, nominal value of E5.50 per share, of Vivendi Universal for issuance by Vivendi Universal in connection with its offer to acquire each of the outstanding 7.50% Adjustable Conversion-rate Equity Security Units of The Seagram Company Ltd. Any capitalized term used and not defined herein has the meaning given to it in such Registration Statement.

     We have participated in the preparation of the discussion set forth in the section entitled "TAX INFORMATION -- Certain U.S. Federal Income Tax Consequences -- Ownership of Vivendi Universal ADSs by U.S. Holders" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States federal income tax consequences to U.S. Holders of owning and disposing of Vivendi Universal ADSs, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ WACHTELL, LIPTON, ROSEN & KATZ